Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FuelCell Energy, Inc.

We consent to incorporation by reference in the registration statement filed on Form S-3 (No. 333-49108) of FuelCell Energy, Inc. of our report dated December 12, 2000, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2000 and 1999, and the related consolidated statements of income (loss), changes in common shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2000, which report appears in the October 31, 2000 annual report on Form 10-K of FuelCell Energy, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
    KPMG LLP

Stamford, Connecticut
May 30, 2001